SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☑
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Interstate Hotels & Resorts, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

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Dear Stockholder:
      You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Interstate Hotels & Resorts, Inc., which will be held at our corporate offices, located at 4501 N. Fairfax Drive, Arlington, Virginia 22203, on June 1, 2005, at 9:00 a.m., Eastern Time. All holders of our outstanding common stock, par value $.01 per share, as of the close of business on April 8, 2005, are entitled to vote at the Annual Meeting.
      Enclosed for your information are copies of our Proxy Statement and Annual Report to Stockholders. We believe that you will find these materials informative.
      We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please complete, sign, date and return the enclosed proxy card in the enclosed envelope, or place your vote by telephone or Internet as described in this document, as promptly as possible in order to make certain that your shares will be represented at our Annual Meeting.

Christopher L. Bennett
Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2005
To the Stockholders of INTERSTATE HOTELS & RESORTS, INC.:
      Notice is hereby given that the 2005 Annual Meeting of Stockholders of Interstate Hotels & Resorts, Inc. will be held at our corporate offices, located at 4501 N. Fairfax Drive, Arlington, Virginia 22203, on June 1, 2005, at 9:00 a.m., Eastern Time. The Annual Meeting will be held for the following purposes:

1. To re-elect two members of our board of directors to serve for three-year terms expiring on the date of the Annual Meeting in 2008 and until his or her successor is duly elected and qualified;

2. To consider and vote upon ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.
      The board of directors has fixed the close of business on April 8, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
      All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, please promptly complete, sign, date and return the enclosed Proxy Card; or vote by telephone or Internet. If a quorum is present, the nominees for director must be elected by a plurality of votes cast at the meeting. The resolution to ratify the appointment of KMPG LLP as independent auditors must be passed by votes cast by a majority of the shares present at the meeting in person or by proxy. An abstention will not count as a vote cast but will be counted as present for purposes of determining a quorum.

By Order of the Board of Directors

Christopher L. Bennett
Secretary
April 25, 2005

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
JUNE 1, 2005
INTRODUCTION — QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING AND VOTING
Why did I receive this Proxy Statement?
      The board of directors of Interstate Hotels & Resorts, Inc., a Delaware corporation, is soliciting proxies from holders of our common stock, par value $.01 per share, to be voted at the 2005 Annual Meeting of Stockholders. This Notice of Annual Meeting, Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 29, 2005.
When and where will the Annual Meeting be held?
      The Annual Meeting will be held at our corporate offices, located at 4501 N. Fairfax Drive, Arlington, Virginia 22203, on June 1, 2005, at 9:00 a.m., Eastern Time.
What proposals will be voted on at the Annual Meeting?
      At the Annual Meeting, the stockholders of the company will consider and vote upon:

1. The re-election of two members of our board of directors;

2. The ratification of the appointment of KPMG LLP as our independent auditors for 2005; and

3. Such other business as may properly come before the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
      Only holders of record of our common stock at the close of business on April 8, 2005, are entitled to vote at the Annual Meeting. At the close of business on April 8, 2005, we had 30,722,583 shares of common stock outstanding. Each outstanding share of common stock receives one vote with respect to matters to be voted on at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?
      The representation in person or by proxy of one-third of the shares entitled to vote shall constitute a quorum at the Annual Meeting. Your shares are counted as present at the meeting if you:

•	Are present and vote in person at the Annual Meeting, or

•	Have completed and submitted a proxy card, or authorized a proxy over the telephone or Internet, prior to the Annual Meeting.
How many votes are required to approve each proposal, and how are those votes counted?
      Directors will be elected by a plurality of the votes cast. This means that the two nominees who receive the largest number of “FOR” votes cast will be elected as directors.
      The affirmative vote of a majority of the votes cast is required for the proposal to ratify the appointment of KPMG LLP as our independent auditors.
      If a proxy in the accompanying form is duly executed and returned, or you have properly authorized a proxy over the telephone or Internet, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, the proxy will be voted in accordance with such specification. If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes. If a quorum is present, an abstention or a broker non-vote will have no effect on either of the proposals.
How do I vote?
      You may vote in person at the Annual Meeting or you may authorize a proxy to vote on your behalf. There are three ways to authorize a proxy:

• By mail:	Sign, date and mail the enclosed proxy card.

• By telephone:	Registered stockholders can call 1-800-690-6903. Beneficial Stockholders can call the 800 number printed on their voting instruction form.

• By Internet:	Both beneficial and registered stockholders can vote their shares via the Internet at www.proxyvote.com.
How can I revoke a submitted proxy?
      Any stockholder giving a proxy for the meeting has the power to revoke it any time prior to or at the Annual Meeting by (i) granting a subsequently dated proxy, (ii) attending the Annual Meeting and voting in person, or (iii) otherwise giving notice in person or in writing to the Secretary of Interstate Hotels & Resorts, Inc.
How does the board recommend that I vote?
      The board’s recommendations are set forth after the description of each proposal in this Proxy Statement. In summary, the board recommends a vote:

•	FOR the election of the nominated directors;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditors.
How much did this proxy solicitation cost, and who paid that cost?
      The cost of soliciting proxies will be borne by us. We hired ADP to assist in the distribution of proxy materials and solicitation of votes for approximately $15,000 plus reimbursement of certain out-of-pocket expenses. In addition to soliciting proxies by mail, our directors, executive officers and employees, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of our common stock, and we will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
      Our board of directors currently consists of 11 directors, divided into three classes. At the Annual Meeting, two directors will be considered for re-election for three-year terms expiring on the date of the Annual Meeting in 2008 and until his or her respective successor has been duly elected and qualified. Mr. Jorns’ term expires at the upcoming annual meeting. Mr. Jorns has decided not to stand for re-election as a member of the board of directors. The board of directors has decided not to replace Mr. Jorns at this time.
      Properly executed proxies will be voted as marked and, if not marked, will be voted in favor of the election of each nominee. The board of directors has no reason to believe that any nominee will be unable to serve if elected. In the event any nominee shall become unavailable to stand for re-election, the individuals named as proxies in the accompanying proxy may vote for the election of a substitute nominee designated by our board of directors. Certain information concerning such nominees is set forth below.
      During 2004, our board of directors met 12 times. While we have no formal policy on director attendance at board meetings, each of our directors attended at least 75 percent of the meetings except for Ms. Doggett, who attended five meetings. Messrs. Whetsell and Jorns attended the 2004 Annual Meeting.
      Our board of directors is divided into three classes of directors. The terms for directors in Class I expire this year, the terms for directors in Class II expire in 2006 and the terms for directors in Class III expire in 2007. Directors are typically elected for three-year terms.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RE-ELECTION OF EACH OF THE NOMINEES IDENTIFIED BELOW. Proxies solicited by the board of directors will be so voted except where authority has been withheld. Proxies cannot be voted for more people than the number of nominees named below.
Directors Nominated This Year for Terms Expiring in 2008

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

PAUL W. WHETSELL	1998	54	I

Mr. Whetsell is the Chairman of our board of directors and has served in this position since August 1998. Mr. Whetsell has also been Chairman of the board of directors and Chief Executive Officer of MeriStar Hospitality Corporation since August 1998. Mr. Whetsell was our Chief Executive Officer from 1998 until October 2003. Prior to August 1998, Mr. Whetsell had been Chairman of the board of directors of CapStar Hotel Company since 1996 and had served as President and Chief Executive Officer of CapStar Hotel Company since its founding in 1987.

THOMAS F. HEWITT	2002	61	I

Mr. Hewitt joined our board of directors in July 2002 and became our Chief Executive Officer in February 2005. Mr. Hewitt was Chairman and Chief Executive Officer of Interstate Hotels Corporation from March 1999 until July 2002. Mr. Hewitt previously was Chief Operating Officer of Carnival Resorts & Casinos, where he headed all hotel and resort operations.
Director Whose Term Expires at the 2005 Annual Meeting
      Mr. Steven D. Jorns is a Class I director whose term expires in 2005. He is not standing for re-election.

Directors Whose Terms Do Not Expire at the 2005 Annual Meeting
      The following directors’ terms do not expire in 2005 and therefore are not standing for re-election at this Annual Meeting:

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

KARIM J. ALIBHAI	2002	40	II

Mr. Alibhai joined our board of directors in July 2002. Mr. Alibhai is presently a Principal of the Gencom Group, a hotel development and ownership company, which he rejoined in June 1999. Mr. Alibhai served as President, Chief Operating Officer and a Director of Wyndham International, Inc. from October 1997 through May 1999. Prior to October 1997, Mr. Alibhai served as President and Chief Executive Officer of the Gencom Group. Mr. Alibhai also served on the board of directors of Interstate Hotels Corporation from October 2000 until its merger with us in July 2002.

JOSEPH J. FLANNERY	2002	42	II

Mr. Flannery joined our board of directors in July 2002. Mr. Flannery is a Managing Director of Lehman Brothers Inc., an internationally recognized investment bank. Prior to joining Lehman Brothers in 1989, Mr. Flannery held positions with Pannell Kerr Forster and Prudential Life Insurance Company. Mr. Flannery also served on the board of directors of Interstate Hotels Corporation from October 2000 until its merger with us in July 2002.

RAYMOND C. MIKULICH	2002	52	II

Mr. Mikulich joined our board of directors in July 2002. Mr. Mikulich is currently a Managing Director of Lehman Brothers Inc. and co-head of Lehman Brothers Real Estate Partners, a $1.6 billion real estate merchant banking fund sponsored by Lehman Brothers. From 1989 to 1999, Mr Mikulich was responsible for global real estate investment banking activities at Lehman Brothers. Prior to joining Lehman Brothers, Mr. Mikulich was with LaSalle National Bank, Chicago and its parent, ABN/AMRO, for seven years.

MAHMOOD J. KHIMJI	2002	43	II

Mr. Khimji joined our board of directors in July 2002. Mr. Khimji presently is a Principal of Highgate Holdings, Inc., a real estate investment company, and has held that position since 1988. He is a member of the Board of Visitors of the Faculty of Law for Columbia University and he previously served on the board of directors of MeriStar Hospitality Corporation. Mr. Khimji also served on the board of directors of Interstate Hotels Corporation from October 2000 until its merger with us in July 2002.

SHERWOOD M. WEISER	2002	74	II

Mr. Weiser joined our board of directors in July 2002. Mr. Weiser is Chairman, President and Chief Executive Officer of Continental Hospitality Holdings, LLC, a hotel development company. Mr. Weiser served as Chairman, President and Chief Executive Officer of Carnival Resorts & Casinos, a casino development and management company, from March 1994 until April 2001. Mr. Weiser is a member of the board of directors of Mellon United National Bank, a subsidiary of Mellon Bank, Wyndham International, Inc. (AMEX), and WATSCO, Inc. (NYSE), and is a trustee of the University of Miami. Mr. Weiser also served on the board of directors of Interstate Hotels Corporation from October 2000 until its merger with us in July 2002.

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

JOHN J. RUSSELL, JR.	2002	58	III

Mr. Russell joined our board of directors in July 2002. Mr. Russell is Chief Executive Officer of Hospitality Artists, LLC, a hospitality consulting business, a partner of Yesawich, Pepperdine Brown & Russell, an international marketing firm, and the Chairman of the Board of the American Hotel & Lodging Educational Foundation. Prior to serving in these positions, Mr. Russell was Vice Chairman of the Travel Division of Cendant Corporation and President and Chief Executive Officer of Resort Condominiums International LLC, Global Operations. Before that, Mr. Russell served as Chairman and Chief Executive Officer of Cendant’s Hotel Division. From 1995 to 1996, Mr. Russell was Executive Vice President of Franchise Sales for the Century 21 Real Estate Corporation, and from 1992 to 1995, he served as President of Days Inns of America. Mr. Russell also serves as a member of the board of directors of the University of Delaware’s Hotel and Restaurant Program. He also previously served as President of the Hospitality, Sales and Marketing Association International.

LESLIE R. DOGGETT	2001	48	III

Ms. Doggett joined our board of directors in October 2001. Ms. Doggett is the President and CEO of the Baltimore Area Convention and Visitors Association. From 2001 until 2003, Ms. Doggett was President and CEO of Doggett Rosemont Consulting, which specialized in business development services for hospitality and tourism-related interests. From April 1996 until 2001, Ms. Doggett was the Deputy Assistant Secretary of Tourism Industries at the United States Department of Commerce. From September 1993 to April 1996, Ms. Doggett was the Deputy Under Secretary of Commerce for the United States Travel and Tourism Administration. From 1990 to 1993, Ms. Doggett was the Director of Tourism for New York City’s Office of the Mayor. Before her tenure in public service, Ms. Doggett worked as a hotel sales executive for 10 years. Ms. Doggett also serves as a member of the board of directors of the International Association of Convention and Visitors Bureaus, and Goodwill Industries of the Chesapeake and is a trustee of the Walters Art Museum.

JAMES B. MCCURRY	1998	56	III

Mr. McCurry has been a member of our board of directors since 1998. Mr. McCurry is President of the Printing Division of Kinko’s, a wholly-owned subsidiary of FedEx Corporation. From May 2001 until March 2003, Mr. McCurry was an independent management consultant. From May 2000 until May 2001, Mr. McCurry was chief executive officer of an e-commerce subsidiary of Fleming Companies, Inc. From July 1997 until May 2000, Mr. McCurry was a partner with Bain & Company, an international management consulting firm specializing in corporate strategy.

THE COMPOSITION OF THE BOARD OF DIRECTORS AND ITS COMMITTEES
      Our board of directors has four committees: an audit committee, a compensation committee, an investment committee, and a corporate governance and nominating committee.
The Audit Committee
      The audit committee consists of three independent directors and is responsible for:

•	The appointment, compensation and oversight of our independent auditors;

•	Reviewing with the independent auditors the plans and results of the audit engagement;

•	Approving professional services provided by the independent auditors;

•	Reviewing the independence of the independent auditors;

•	Considering the range of audit and non-audit fees;

•	Reviewing the adequacy of our internal accounting controls; and

•	Reviewing our quarterly and annual financial statements, including controls over financial reporting.
      Our audit committee’s charter is available on our Web site at www.ihrco.com. The current members of the audit committee are Messrs. Russell and McCurry and Ms. Doggett. Mr. McCurry is the chair of this committee. The audit committee met nine times in 2004. All of the directors attended at least 75 percent of the meetings except Ms. Doggett, who attended four of the nine meetings.
      The board of directors has determined that no current member of the audit committee, and no other independent member of the board of directors, possesses all of the attributes of an “audit committee financial expert,” for the purposes of Item 402(i) of Regulation S-K. In accordance with Rule 303A, the board of directors has determined that all of the current members of the audit committee are “financially literate” and that at least one member of the committee has “accounting or related financial management expertise.” The board of directors believes that the current members of the audit committee are well qualified to perform the functions for which the audit committee is responsible, notwithstanding that they do not satisfy the stringent requirements of the definition of “audit committee financial expert.” The committee has the authority to engage legal counsel or other experts or consultants, including accountants, as it deems appropriate to carry out its responsibilities.
The Compensation Committee
      The compensation committee consists of three independent directors and is responsible for recommending to the board of directors the compensation of our executive officers and for administering our employee incentive plans. Our compensation committee’s charter is available on our Web site at www.ihrco.com. The current members of the compensation committee are Messrs. Mikulich, McCurry and Russell. Mr. Mikulich is the chair of this committee. The compensation committee met three times in 2004.
The Investment Committee
      The investment committee consists of three directors and is responsible for the review of investments proposed by our management and the approval of such investments up to $5 million. Investments in excess of $5 million are considered by the entire board of directors. The current members of the investment committee are Messrs. Khimji, Alibhai and Russell. The investment committee held five formal meetings in 2004.
The Corporate Governance and Nominating Committee
      The corporate governance and nominating committee consists of three independent directors and is responsible for:

•	nominating all other members of our board of directors;

•	recommending membership for board committees;

•	reviewing board performance; and

•	recommending corporate governance guidelines to our board of directors and management.
      Our corporate governance and nominating committee’s charter is available on our Web site at www.ihrco.com. The current members of this committee are Ms. Doggett and Messrs. Weiser and Mikulich. Mr. Weiser is the chair of this committee. During 2004, the corporate governance and nominating committee met formally once.
      In determining whether to nominate an incumbent director for re-election, the nominating and corporate governance committee assesses each incumbent’s current abilities and performance over the prior year. In nominating a new director, the committee will determine, at that time, the appropriate means to perform a search for a qualified candidate, which may include engaging outside consultants or search firms. When evaluating prospective candidates for director, regardless of the source of the nomination, the corporate governance and nominating committee will consider such factors as it deems appropriate, including:

•	the candidate’s judgment;

•	the candidate’s skill;

•	diversity considerations;

•	the candidate’s experience with businesses and other organizations of comparable size;

•	the interplay of the candidate’s experience with the experience of other board members; and

•	the extent to which the candidate would be a desirable addition to the board and any committees of the board.
      The corporate governance and nominating committee will also use its best efforts to seek to ensure that the composition of the board at all times adheres to the independence requirements applicable to companies listed for trading on the NYSE. The corporate governance and nominating committee may consider candidates proposed by management, but it is not required to do so. Other than the foregoing, there are no stated minimum requirements for director nominees.
      Our corporate governance and nominating committee does not currently have a formal policy regarding shareholder nominations of directors. However, we would be pleased to receive suggestions from stockholders about persons we should consider as possible members of the board of directors. Any suggestion of candidates for director should be sent to our Secretary and will be considered by the corporate governance and nominating committee.
Executive Session Meetings
      Executive sessions or meetings of outside (non-management) directors without management present are held regularly (at least four times a year) to review the reports of the independent auditor, the criteria upon which the performance of the Chief Executive Officer and other senior managers is evaluated, the performance of the Chief Executive Officer against such criteria, the compensation of the Chief Executive Officer and other senior managers and other matters. Meetings are held from time to time with the Chief Executive Officer for a general discussion of relevant subjects. Mr. Russell is the chairman of the executive sessions. There were four executive sessions held during 2004.
      Interested parties who wish to communicate directly with the non-management directors should address their communications to the attention of John J. Russell, Jr. at 4501 N. Fairfax Drive, Arlington, Virginia 22203. Mr. Russell will notify the board or the chairs of the relevant board committees as to those matters that he believes are appropriate for further action or discussion.

NON-EMPLOYEE DIRECTORS’ COMPENSATION
      Directors, other than Mr. Whetsell, who are not our employees or employees of our subsidiaries are paid an annual fee of $20,000. Mr. Whetsell, our Chairman, receives an annual fee of $40,000. In addition, each non-employee director is paid $1,250 for attendance in person at each meeting of our board of directors; $1,000 for attendance in person at each meeting of a committee of our board of directors of which the director is a member and $500 for each telephonic meeting of our board of directors or a committee of which the director is a member. Non-employee directors may elect to receive all or a portion of their annual fees in shares of our common stock rather than cash. Directors who are our employees do not receive any fees for their service on the board of directors or committees. We reimburse all directors for their out-of-pocket expenses in connection with their service on the board of directors.
Options
      Under our non-employee directors’ incentive plan, each non-employee director will be awarded an option to purchase 7,500 shares of our common stock upon initial commencement of service as a director, whether by appointment or initial election. After that, each independent director will be granted an option to purchase 5,000 shares of our common stock on the first business day following our annual meeting of stockholders. The exercise price of option grants will be 100% of the fair market value of our common stock on the date of grant, and options will vest in three annual installments. The exercise price may be paid in cash, cash equivalents acceptable to the committee, our common stock or any combination of them. Options granted under this plan, once vested, will be exercisable for 10 years from the date of grant. Upon termination of service as a director, options which have not vested will be forfeited and vested options may be exercised until they expire. All options will vest upon a change in control of our company. A maximum of 500,000 shares of our common stock may be issued under this plan. The share limitation and terms of outstanding awards may be adjusted, as the compensation committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event. For more information about our non-employee directors’ incentive plan, please see the terms of that plan, which is filed as an exhibit to our 2004 annual report on Form 10-K.
THE EXECUTIVE OFFICERS
      The biographical information for Messrs. Hewitt and Jorns is set forth under Proposal No. 1 — Election of Directors. The names, positions, business experience, terms of office and ages of our other executive officers are as follows:

Names, Positions and	Served as an
Offices, and Business Experience	Officer Since	Age

J. WILLIAM RICHARDSON	2004	57

Mr. Richardson became our Chief Financial Officer in February 2004. From 1988 to August 2002, Mr. Richardson was Vice Chairman and Chief Financial Officer of Interstate Hotels Corporation. Prior to 1988, Mr. Richardson was Vice President and partner of Stormont Company, a hotel management and development company in Atlanta, Georgia, and he spent nine years with Marriott Hotels. Since 2002, Mr. Richardson has served on a number of corporate and non-profit boards, including those of LendSource, Inc., Ameristar Casinos and the Leukemia and Lymphoma Society.

Names, Positions and	Served as an
Offices, and Business Experience	Officer Since	Age

KENNETH E. BARR	2004	56

Mr. Barr became our Chief Accounting Officer in January 2004. From 1998 to 2003, Mr. Barr was a partner in Ariva Ventures, an investment management and venture capital firm. From 1994 to 1998, Mr. Barr was the Chief Financial Officer of American General Hospitality, one of our predecessor companies. He is a former managing partner with Laventhol & Horwath, a national public accounting firm, and later served in a senior financial role with Richfield Hospitality, Inc.

H. LEE CURTIS	2003	40

Mr. Curtis became the President of our BridgeStreet Corporate Housing Worldwide division in August 2003. Prior to that, Mr. Curtis was Senior Vice President of BridgeStreet Operations from November 2000 to August 2003. Prior to that, Mr. Curtis was Regional Manager for Globe Business Resources in Dallas, Texas from November 1999 to November 2000, and in Detroit, Michigan from June 1998 to November 1999. Mr. Curtis was Regional Director for Village Green in Farmington Hills, Michigan from November 1994 to June 1998
EXECUTIVE COMPENSATION
      The following table sets forth all compensation paid during 2004 to our Chief Executive Officer and our other most highly compensated executive officers as of December 31, 2004. This table does not include Thomas F. Hewitt, who became our Chief Executive officer in February 2005.

						Long-Term Compensation
	Annual Compensation
						Restricted		Securities
				Other Annual		Stock		Underlying	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus(6)	Compensation		Awards		Options	Payouts	Compensation

Steven D. Jorns(1)	2004	$400,000	$300,000	$—		$317,502	(1)	100,000	—	—
Former Chief Executive	2003	294,423	45,500	—		—		—	—	—
Officer	2002	90,000	—	—		—		7,500	—	—

Robert J. Morse(2)	2004	465,600	134,680	—		46,561	(2)	—	—	—
Former Chief Operating	2003	451,200	225,600	—		—		—	—	—
Officer	2002	425,000	178,000	—		—		60,000	—	—

William J. Richardson(3)	2004	313,462	165,577	79,054	(7)	291,000	(3)	100,000	—	—
Chief Financial Officer	2003	—	—	—		—		—	—	—
	2002	—	—	—		—		—	—	—

H. Lee Curtis(4)	2004	225,000	15,000	—		22,502	(4)	—	—	—
President, BridgeStreet	2003	193,270	30,700	—		—		20,000	—	—
	2002	155,559	41,500	—		—		1,000	—	—

Kenneth E. Barr(5)	2004	220,673	87,846	—		108,800	(5)	50,000	—	—
Chief Accounting Officer	2003	—	—	—		—		—	—	—
	2002	—	—	—		—		—	—	—

(1)	In February 2005, Mr. Jorns stepped down as our Chief Executive Officer and became the full-time managing director of our real estate investments. Mr. Jorns had served as our Chief Executive Officer since October 2003. In January 2004, Mr. Jorns was granted 57,477 shares of restricted stock under our employee incentive plan. The value of the shares on the grant dates were $5.35 and $5.55, per share, for an aggregate value of $317,502. These shares vest over three years in equal installments. No dividends have been paid on these shares. Mr. Jorns resigned from the company in March 2005.

(2)	Mr. Morse resigned as our Chief Operating Officer in February 2005. He had served as our Chief Operating Officer since November 2003. In January 2004, Mr. Morse was granted 8,703 shares of restricted stock under our employee incentive plan. The value of the shares on the grant date was $5.35 per share, for an aggregate value of $46,561. These shares vest over three years in equal installments. No dividends have been paid on these shares. At the date of his resignation, all unvested options were lost and Mr. Morse has one year to exercise his previously vested options.

(3)	Mr. Richardson became our Chief Financial Officer in February 2004. In April 2004, Mr. Richardson was granted 50,000 shares of restricted stock, under our employee incentive plan. The value of the shares on the grant date was $5.82 per share, for an aggregate value of $291,000. These shares vest over three years in equal installments. No dividends have been paid on these shares.

(4)	In January 2004, Mr. Curtis was granted 4,206 shares of restricted stock, under our employee incentive plan. The value of the shares on the grant date was $5.35 per share, for an aggregate value of $22,502. These shares vest over three years in equal installments. No dividends have been paid on these shares.

(5)	Mr. Barr became our Chief Accounting Officer in January 2004. In June 2004, Mr. Barr was granted 20,000 shares of restricted stock, under our employee incentive plan. The value of the shares on the grant date was $5.44 per share, for an aggregate value of $108,800. These shares vest over three years in equal installments. No dividends have been paid on these shares.

(6)	Bonus amounts represent payments made under each executive officer’s employment agreement, to the extent that the executive is a party to such an agreement.

(7)	Represents payments for life insurance premiums of $1,191 and moving expenses of $77,863.
Option/SAR grants in last fiscal year
      The following table sets forth information concerning the options granted to those persons listed in the summary compensation table above in the last completed fiscal year and the year-end number and value of unexercised options with respect to each of these persons. This table does not include Mr. Hewitt, our current CEO, as he began his tenure in that position in 2005, and he did not hold any options in 2004 relating to his position as a director on our board. Unless otherwise noted, the information in this table for these executive officers relates to options to purchase shares of our common stock that were granted in fiscal 2004. All options granted vest ratably over three years.

	Number of		Potential Realizable Value at Assumed Annual Rates
	Securities	Percent of Total	of Stock Appreciation for Option Term
	Underlying	Options/SARs
	Options/SARS	Granted to	Exercise Price
Name	Granted(1)	Employees in 2004	$/share	Expiration Date	5%($)	10%($)

Steven D. Jorns	100,000	31.25%	$5.40	1/2/2014	$339,603	$860,621
Robert J. Morse	—	—	—	—	—	—
J. William Richardson	100,000	31.25%	$5.84	4/1/2014	$367,274	$930,746
H. Lee Curtis	—	—	—	—	—	—
Kenneth E. Barr	50,000	15.63%	$5.44	6/9/2014	$171,059	$433,498

(1)	In accordance with the rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or “option spreads” that would exist based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

Aggregated option exercises in last fiscal year and fiscal year-end option values
      None of the executive officers listed in the summary compensation table above exercised any options during 2004. The following table sets forth information concerning the year-end number and value of unexercised options with respect to each of these persons as of December 31, 2004.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		in-the-Money Options
			Options at Fiscal Year-End		at Fiscal Year-End(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven D. Jorns	—	—	58,000	102,500	$10,550	$5,275
Robert J. Morse	—	—	80,000	20,000	$37,600	$137,500
J. William Richardson	—	—	—	100,000	$—	$—
H. Lee Curtis	—	—	14,167	13,333	$9,140	$4,800
Kenneth E. Barr	—	—	—	50,000	$—	$—

Notes:

(1)	Value of Unexercised in-the-Money Options is based on a market price of $5.36, which was the closing price on December 31, 2004.
Employee Incentive Plans
      Each of our employees or employees of our affiliates, including employees who are directors of our company or our affiliates, or any other person whose efforts contribute to our performance or the performance of our affiliates, is eligible to participate in our employee incentive plan. The employee incentive plan permits the grant of stock options, stock awards, incentive awards or performance shares to eligible employees or other individuals. In the event of a change in control of our company, all outstanding options and awards under the employee incentive plan will become fully vested and/or exercisable.
      The plan is administered by the compensation committee of our board of directors. The compensation committee has the authority to determine the persons to whom options and restricted shares will be granted and, subject to the plans, the terms and amount of options and restricted shares granted.
      In no event may the total number of shares of common stock covered by grants under the plans exceed 15% of the number of our issued and outstanding common shares as of the end of the preceding calendar year. In addition, not more than 1,500,000 shares issuable under the employee incentive plan may be subject to incentive stock options.
      An optionee has no rights as a stockholder with respect to any shares covered by his or her options until the date of issuance of a stock certificate to him or her for such shares. No option is exercisable more than 90 days after termination of employment unless otherwise agreed to by us.
Employment Agreements
      Below are summaries of the employment agreements between the Company and our named Executive Officers. We are still in discussions with Mr. Hewitt, who became our Chief Executive Officer on February 17, 2005, regarding his employment agreement and will disclose the material terms of the agreement once it is finalized.
      J. William Richardson, our Chief Financial Officer, entered into an employment agreement with us as of February 24, 2004. Under the agreement, Mr. Richardson will serve for an initial term of three years. The agreement automatically renews on a year-to-year basis after the initial term unless terminated in accordance with certain provisions of the agreement. Mr. Richardson is paid an annual base salary of $350,000 and is eligible for an annual bonus equal to an amount between 0% and 125% of his base salary, depending upon the achievement of predefined performance goals. He is also eligible to participate in employee incentive plans, as determined by the compensation committee. We agree to pay up to $7,500 annually towards the premium on a $2,000,000 life insurance policy and up to $7,500 annually towards a $2,000,000 disability policy. The agreement may be terminated with or without cause by us, and with or without “good reason” by Mr. Richardson. If his employment is terminated by the company other than for cause, or by Mr. Richardson for “good reason,” we will provide him with the following severance benefits: 1) Mr. Richardson will be paid two times the sum of his annual salary and the amount of his bonus for the preceding year; 2) all his unvested stock options will immediately vest and become exercisable for one year; 3) all his unvested restricted stock will immediately vest and become free of all contractual restrictions; and 4) we will continue to provide health and dental benefits for 18 months, or until he obtains benefits from another employer. If the agreement is terminated due to Mr. Richardson’s death or disability, he or his heir will receive the following benefits: i) payment for one year of any compensation due Mr. Richardson under his employment contract; ii) immediate vesting of any unvested portion of the executive’s stock options and restricted stock and the rights to exercise those options and all previously vested and unexercised options continue for one year after they vest; and iii) shares of restricted stock previously granted shall become free from all contractual restrictions.
      Steven D. Jorns served as our Chief Executive Officer from October 2003 until February 17, 2005, and subsequently the executive overseeing Interstate’s real estate investments until his resignation in March 2005. Under his employment agreement, dated as of December 31, 2003, there was an initial term of three years and the agreement automatically renewed on a year-to-year basis after the initial term unless terminated in accordance with certain provisions of the agreement. Mr. Jorns was paid an annual base salary of $400,000 and was eligible for an annual bonus equal to an amount between 0% and 150% of his base salary, depending upon the achievement of predefined performance goals. Mr. Jorns was also to be granted a minimum of 25,000 and a maximum of 125,000 restricted shares in the company each year, at the board’s discretion. He was also to be granted a minimum of 50,000 and a maximum of 100,000 stock options in the company each year, at the board’s discretion. He was eligible to participate in employee incentive plans, as determined by the compensation committee. We agreed to pay up to $10,000 annually towards the premium on a $2,000,000 life insurance policy and up to $15,000 annually towards a $2,000,000 disability policy. The agreement was terminable with or without cause by us, and with or without “good reason” by Mr. Jorns. If his employment was terminated by us other than for cause, or by Mr. Jorns for “good reason,” we would provide him with the following severance benefits: 1) Mr. Jorns would be paid two times the sum of his annual salary and the amount of his bonus for the preceding year; 2) all his unvested stock options would immediately vest and become exercisable for one year; 3) all his unvested restricted stock would immediately vest and become free of all contractual restrictions; and 4) we would continue to provide health and dental benefits for 18 months, or until he obtained benefits from another employer. If the agreement was terminated due to Mr. Jorns’ death or disability, he or his heir would receive the following benefits: i) payment for one year of any compensation due Mr. Jorns under his employment contract; ii) immediate vesting of any unvested stock options and restricted stock and the rights to exercise those options and all previously vested and unexercised options continue for one year after they vest; and iii) shares of restricted stock previously granted would have become free from all contractual restrictions.
      Robert J. Morse, our Chief Operating Officer until February 18, 2005, entered into an employment agreement with us as of March 1, 2003. Under the agreement, Mr. Morse was titled President of Hotel Operations for a term of three years. He was promoted to Chief Operating Officer in November 2003, but the initial term of his agreement, along with all provisions of the agreement, remained in effect. The agreement would have automatically renewed on a year-to-year basis after the initial term unless terminated in accordance with certain provisions of the agreement. Mr. Morse was paid an annual base salary of $465,600 and was eligible for an annual bonus equal to an amount between 0% and 125% of his base salary, depending upon the achievement of predefined performance goals. He was also eligible to participate in employee incentive plans, as determined by the compensation committee. We agreed to pay up to $7,500 annually towards the premium on a $1,000,000 life insurance policy and up to $7,500 annually towards a $1,000,000 disability policy. The agreement was terminable with or without cause by us, and with or without “good reason” by Mr. Morse. Mr. Morse resigned; however, if his employment had been terminated by us other than for cause, or by Mr. Morse for “good reason,” we would have provided him with the following severance benefits: 1) a lump sum payment equal to the greater of (a) double the sum of his then annual base salary and his bonus for the preceding year, or (b) the sum of his then annual base salary and his bonus for the preceding year, multiplied by a fraction, of which the numerator is the number of days remaining in the term and the denominator is 365; 2) all his unvested stock options would have immediately vested and become exercisable for one year; 3) all his unvested restricted stock would have immediately vested and become free of all contractual restrictions; and 4) we would have continued to provide health and dental benefits for two years, or until he obtained benefits from another employer. If the agreement had been terminated due to Mr. Morse’s death or disability, he or his heir would have received the following benefits: i) payment for one year of any compensation due Mr. Morse under his employment contract; ii) immediate vesting of any unvested stock options and restricted stock and the rights to exercise those options and all previously vested and unexercised options continue for one year after they vest; and iii) shares of restricted stock previously granted would have become free from all contractual restrictions. Had Mr. Morse’s employment agreement been terminated by us without cause, or by Mr. Morse for “good reason,” within two years following a change of control of the company, Mr. Morse would have been entitled to all of the payments and benefits described here, except that benefit 1(a) above would have changed to: triple the sum of his then annual base salary and his bonus for the preceding year.
      H. Lee Curtis, our President — BridgeStreet Corporate Housing Worldwide, entered into an employment agreement with us as of August 18, 2003. Under the agreement, Mr. Curtis will serve for an initial term of three years. The agreement automatically renews on a year-to-year basis after the initial term unless terminated in accordance with certain provisions of the agreement. Mr. Curtis is paid an annual base salary of $225,000 and is eligible for an annual bonus equal to an amount between 0% and 80% of his base salary, depending upon the achievement of predefined performance goals. He is also eligible to participate in employee incentive plans, as determined by the compensation committee. The agreement may be terminated with or without cause by us, and with or without “good reason” by Mr. Curtis. If his employment is terminated by the company other than for cause, or by Mr. Curtis for “good reason,” we will provide him with the following severance benefits: 1) Mr. Curtis will be paid the sum of his annual salary and the amount of his bonus for the preceding year; 2) all his unvested stock options will immediately vest and become exercisable for one year; 3) all his unvested restricted stock will immediately vest and become free of all contractual restrictions; and 4) we will continue to provide health and dental benefits for one year, or until he obtains benefits from another employer. If the agreement is terminated due to Mr. Curtis’s death or disability, he or his heir will receive the following benefits: i) a lump sum payment equal to Mr. Curtis’s base salary through the termination date plus a pro rata portion of his bonus for the fiscal year in which termination occurred; ii) payments for one year of all compensation otherwise payable to Mr. Curtis under the agreement, including salary, bonus, and welfare benefits; iii) immediate vesting of any unvested portion of the executive’s stock options and restricted stock and the rights to exercise those options and all previously vested and unexercised options continue for one year after they vest; and iv) shares of restricted stock previously granted shall become free from all contractual restrictions. If Mr. Curtis’s employment agreement is terminated by us without cause, or by Mr. Curtis for “good reason,” within 18 months following a change of control of the company, Mr. Curtis is entitled to all of the payments and benefits described here, except that benefit 1 above will changed to: double the sum of his then annual base salary and his bonus for the preceding year.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
      Our executive compensation program provides competitive levels of compensation designed to integrate pay with our annual and long-term performance goals. Underlying this objective are the following concepts: supporting an individual pay-for-performance policy that differentiates compensation levels based on corporate and individual performance; motivating key senior officers to achieve strategic business objectives and rewarding them for that achievement; providing compensation opportunities that are competitive to those offered in the marketplace, thus allowing us to compete for and retain talented executives who are critical to our long-term success; and aligning the interests of our executives with the long-term interests of our stockholders.
      In the interest of balancing all key stockholder interests, the compensation committee believes that the compensation of our executive officers, along with the compensation of other officers, should consist of a combination of base salary, short-term annual incentive bonus and long-term compensation. While these elements are balanced in total in comparison to other comparable organizations, the compensation committee believes that potential compensation in the form of performance-related variable compensation should be emphasized. Variable compensation will be both short-term and long-term based. The resulting total package has been designed to reward officers for the creation of long-term stockholder value.
Base Salary
      In determining the appropriate amount of fixed base pay for our executive officers, the compensation committee compared our executive officer base salaries with those paid to other executives in the hospitality industry.
Incentive Bonus
      Pursuant to employment agreements, certain of our employees are eligible to receive cash bonuses upon fulfillment of predetermined corporate and individual goals. Each of our executive officers who is a party to an employment agreement received a bonus for fiscal year 2004 in accordance with the terms of their agreement. Full bonus payouts will be made in the future only if performance goals are exceeded. Bonuses will not be available if minimum performance goals are not met.
Stock Options
      Stock options, stock appreciation rights and restricted shares are granted to our officers and other key employees under our employee incentive plan as incentives to promote long-term growth and increase stockholder value. The compensation committee believes that the grant of options focuses attention on managing the company from the perspective of an owner with an equity stake in the business. Since the value of an option bears a direct relationship to our stock price, it serves as an effective long-term incentive. Mr. Jorns received a grant of 100,000 options in January 2004, Mr. Barr received a grant of 50,000 options in June 2004, and Mr. Richardson received a grant of 100,000 options in April 2004.
Deferred Compensation
      We maintain a deferred compensation plan for certain executives by depositing amounts into trusts for the benefit of the participating employees. Amounts in the trusts earn investment income, which serves to increase the corresponding deferred compensation obligation. Investments, which are recorded at market value, are directed by us or the participants, and consist principally of mutual funds.
      In March 2004, we implemented a new Executive Real Estate Fund. The fund allows certain employees to invest in some of our real estate acquisitions. The initial fund consists of approximately $2.1 million of capital, approximately $830,000 of which is contributed by eligible employees, with a 150% match from the company. The match will vest over five years (20% per year). Eligible employees who chose to participate were given the option to invest between approximately 8% and 14% of their base salary, through a deferral of their bonus.

Chief Executive Officer Compensation
      Mr. Hewitt’s executive employment agreement is still in the process of being negotiated. The compensation committee is considering the material terms of Mr. Hewitt’s employment agreement, including his salary and bonus compensation. The compensation committee expects that Mr. Hewitt will also be eligible for stock and option awards under our incentive plan, and the compensation committee will administer those awards. We believe Mr. Hewitt’s compensation received from us will be comparable to the compensation received by other chief executive officers in the hospitality industry.
      On February 17, 2005, Mr. Jorns, our former Chief Executive Officer, resigned his position as Chief Executive Officer. Mr. Jorns received a bonus for 2004 of $300,000 in March 2005.
Tax Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code, generally limits the deductibility on our tax return of compensation over $1 million to any of our officers unless the compensation is paid pursuant to a plan that is performance-related, non-discriminatory and has been approved by our stockholders. The compensation committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted. The compensation committee has the authority to award compensation in excess of the $1 million limit, regardless of whether that compensation will be deductible, if the compensation committee determines in good faith that the compensation is appropriate to incentivize and compensate the recipient.

The Compensation Committee

Raymond C. Mikulich — Chair
James B. McCurry
John J. Russell, Jr.

PERFORMANCE GRAPH
      The following graph compares the cumulative annual return of our common stock since December 31, 1999, with the cumulative total return of the New York Stock Exchange Market Value Index and our peer group index over the same period, assuming an initial investment of $100 on December 31, 1999, with all dividends reinvested. The peer group consists of Hilton Hotels Corporation, Marriott International Inc., Starwood Hotels & Resorts, Prime Hospitality Corp. and Choice Hotels International, Inc. We believe that the peer group represents our principal competitors in the hotel management segment of the hospitality industry. In addition, the peer group is composed of publicly traded companies whose principal lines of business are comparable to those of ours.
COMPARE FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG INTERSTATE HOTELS & RESORTS,
NYSE MARKET INDEX AND PEER GROUP INDEX
ASSUMES $100 INVESTED ON DEC. 31, 1999
ASSUMES DIVIDENDS REINVESTED
FISCAL YEAR ENDING DEC. 31, 2004

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
      At the Annual Meeting, the stockholders will vote on the ratification of the appointment of KPMG LLP, certified public accountants, as independent auditors to audit our accounts and those of our subsidiaries for the fiscal year ending December 31, 2005.
      The audit committee has appointed KPMG to serve as our independent auditors for 2005. KPMG has been our independent auditors since 1998. A representative of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires. KPMG will be available to answer appropriate questions.
      The following fees were paid to KPMG, our independent auditors, for the years ended December 31, 2003 and 2004:

	2004		2003

Audit Fees	$865,885	(1)	$376,565
Audit Related Fees	88,262	(2)	70,600	(2)
Tax Fees	15,389	(3)	4,781	(3)
All other fees	157,707	(4)	—

Total Fees:	$1,127,243		$451,946

(1)	Audit fees including audit of internal controls over financial reporting (Sarbanes-Oxley Compliance).

(2)	Audit-related fees include audits of employee benefit plans.

(3)	Tax consultation fees.

(4)	Other fees include $101,355 for costs related to a contemplated merger transaction and $56,352 for a servicing organization readiness review.
      Our audit committee evaluates and considers whether any financial information systems, design and implementation services and other non-audit services provided by KPMG to us are compatible with maintaining KPMG’s independence pursuant to Independence Standards Board Standard No. 1.
Required Vote
      The ratification of the appointment of the independent auditors requires an affirmative vote of holders of a majority of the shares present at the Annual Meeting in person or by proxy.
      THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

REPORT OF THE AUDIT COMMITTEE
      The audit committee of our board of directors is responsible for providing independent, objective oversight of our accounting functions and internal controls. The audit committee is composed of three directors, each of whom is independent as defined by the independence criteria under Section 301 of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange rules. The audit committee operates under a written charter approved by our board of directors.
      Management is responsible for our internal control over financial reporting and financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements and management’s report on internal control over financial reporting in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. In performing these responsibilities, the audit committee necessarily relies on the work and assurances of our management and the independent accountants.
      In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent accountants the December 31, 2004 financial statements and management’s assessment of the effectiveness of our internal controls over financial reporting. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The audit committee also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent accountants that firm’s independence.
      Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended to our board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission.

The Audit Committee

James B. McCurry — Chair
John J. Russell, Jr.
Leslie R. Doggett

CORPORATE GOVERNANCE
      We have adopted Corporate Governance Guidelines, which are available on our Web site at www.ihrco.com. The corporate governance and nominating committee is responsible for reviewing, revising and ensuring compliance with the Guidelines and reporting any governance concerns to the Board.
      The charters for our Audit Committee, Compensation Committee, and the Corporate Governance and Nominating Committee are all available on our Web site at www.ihrco.com. More information on the roles and responsibilities of these committees can be found in “THE COMPOSITION OF THE BOARD OF DIRECTORS AND ITS COMMITTEES” section of this Proxy Statement.
      We have adopted a Code of Ethics applicable to our principal executive officer, principal financial officer and controller or principal accounting officer, or any person serving similar functions. A copy of our Code of Ethics, including our Compliance Affirmation for Principal Executive Officer and Senior Financial Officers, is available on our Web site at www.ihrco.com.
      We have also adopted a Code of Conduct and Ethics for our directors. A copy of our Code of Conduct and Ethics is available on our Web site at www.ihrco.com.
      Our board of directors has determined that seven of our current directors are “independent” for purposes of New York Stock Exchange Rule 303A. A director that is referred to as being “independent” in this proxy statement has been determined by our board of directors to be independent for purposes of Rule 303A. As required by Rule 303A, a majority of the members of our board of directors are considered independent. Our independent directors are Ms. Doggett and Messrs. McCurry, Russell, Mikulich, Flannery, Alibhai and Weiser.
      As permitted by Rule 303A, we have adopted Categorical Standards of Director Independence, which we have made available on our Web site at www.ihrco.com. Under the categorical standards, Ms. Doggett and Messrs. McCurry and Russell were determined to be independent. Our Categorical Standards of Director Independence also contemplate that the board may determine a director to be independent even if he or she does not meet all of the categorical standards. To that end, the board has concluded that Messrs. Mikulich, Flannery, Weiser and Alibhai are independent even though they do not meet all of the categorical standards. Specifically, Messrs. Mikulich and Flannery do not meet all of the categorical standards because they are employed by Lehman Brothers Inc. Affiliates of Lehman Brothers own more than 5% of our common stock and have historically performed financial advisory services for our company; including as a lender to our company until January 2005, when we refinanced the loans to which these affiliates were parties. The audit committee determined that since (i) Messrs. Mikulich and Flannery did not directly have a 5% equity interest in our company and only provided loans to the company through their employer, and (ii) Lehman Brothers was not currently a lender or financial advisor of our company, Messrs. Mikulich and Flannery should be considered independent. More information on these transactions can be found in the “Corporate-Level Transactions with Officers and Directors or Their Related Entities” section of this Proxy Statement. The audit committee concluded that if Lehman Brothers again became a lender to, or financial advisor of, the Company, the audit committee would reconsider whether Messrs. Mikulich and Flannery should continue to be considered independent. With regard to Messrs. Weiser and Alibhai, they do not meet all of the categorical standards because they have an equity interest in a joint venture, and the asset manager of the joint venture, which will pay our company more than $1 million of annualized management fees. Since the interests of Messrs. Weiser and Alibhai in the joint venture are passive and represent less than 5% of the equity in the joint venture and they have no involvement in the asset management responsibilities of the joint venture’s asset manager, the audit committee concluded that they should be considered independent. More information on these transactions can be found in the “Corporate-Level Transactions with Officers and Directors or Their Related Entities” and “Property-Level Transactions with Directors or Their Related Entities” sections of this Proxy Statement.
      Messrs. Whetsell, Jorns, Hewitt and Khimji are not considered independent directors. Messrs. Whetsell, Jorns and Hewitt are not independent because they have each been Chief Executive Officer of our company, or one of our predecessor companies, at some point during the last five years and while in that position we have paid them in excess of $60,000 of annual direct compensation. Mr. Khimji is not independent because he is actively involved in the asset management responsibilities of 22 hotels we manage and for which we will receive in excess of $1 million in management fees during 2005.
      We have implemented a confidential hotline so that employees may report any concerns regarding corporate governance. The confidential hotline number is posted in our corporate offices and hotels, and we have implemented procedures to follow up on all claims reported to the hotline.
      Stockholders who wish to communicate with the board of directors or a particular director may send a letter to our corporate Secretary at 4501 N. Fairfax Drive, Arlington, Virginia 22203. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
Transactions with MeriStar Hospitality
      MeriStar Hospitality Corporation is the owner of 72 hotels that we manage. Mr. Whetsell, our Chairman, is the Chief Executive Officer and a director and stockholder of MeriStar. Mr. Jorns, our Chief Executive Officer during 2004, was a director of MeriStar until October 2003. During 2004, we recorded $19.5 million in management fees from MeriStar.
      We incur day-to-day operating costs that are shared with and reimbursed by MeriStar. The balance due from MeriStar as of December 31, 2004, was $9.6 million and includes management fees for each hotel we operate for MeriStar, and reimbursements for insurance, employee benefits, sales and marketing expenses and other miscellaneous operating expenses. These amounts are normally paid within 30 days.
Corporate-Level Transactions with Officers and Directors or Their Related Entities
      Interstate Operating Company, L.P. (formerly known as MeriStar H&R Operating Company, L.P.), our subsidiary operating partnership, of which we are the general partner, indirectly holds a substantial portion of all of our assets. On July 31, 2002, MeriStar H&R Operating Company, L.P. entered into a Senior Secured Credit Agreement, for a maximum amount of $113.0 million, with Lehman Brothers and various other lenders and other parties. Lehman Brothers, Inc. was the joint lead arranger, book runner, and co-syndication agent. As of December 31, 2004, approximately $43.5 million was outstanding under the facility, which bears interest at a variable rate per annum of LIBOR plus 3.00% to 4.50%, depending upon the results of specified financial tests. Messrs. Mikulich and Flannery, two of our directors, are employed by Lehman Brothers, Inc. On January 14, 2005, we entered into an amended and restated senior secured credit facility with various lenders. The amended and restated senior secured credit facility replaces our prior senior secured credit facility and Lehman Brothers is not affiliated with the new facility.
      In January 2003, we entered into a $40.0 million subordinated term loan with Lehman Commercial Paper, Inc., an affiliate of Lehman Brothers Inc. of which Messrs. Mikulich and Flannery are employed. On January 14, 2005, we used a portion of the proceeds from our new amended and restated senior secured credit facility to payoff the subordinated term loan.
      We hold a non-controlling 0.5% general partnership interest and a non-controlling 9.5% limited partnership interest in MIP Lessee, L.P., a joint venture between entities related to Oak Hill Capital Partners, L.P. and us. MIP Lessee owns eight full-service hotels. The joint venture had borrowed an aggregate of $143.7 million of non-recourse loans from Lehman Brothers Holdings Inc., an entity related to Lehman Brothers Inc. MeriStar Hospitality has a $40.0 million investment in the joint venture. The non-recourse loans from Lehman Brothers Holdings Inc. were refinanced in February 2005 with a new debt facility with which Lehman is not affiliated. We received net management fees of approximately $3.03 million for the year ended December 31, 2004, from the hotels owned by this joint venture.

      In connection with our merger with Interstate Hotels Corporation, Mr. Hewitt executed a severance agreement pursuant to which he receives monthly payments of $75,000 from August 2002 through January 2006. The agreement also provides that Mr. Hewitt will receive employee benefits similar to the employee benefits he had as of the merger (excluding retirement, stock option, stock purchase, deferred compensation, or other compensation benefits) through January 30, 2006. Mr. Hewitt also receives under the agreement car allowance of $700 per month, plus reimbursement of certain other out-of-pocket expenses. At the merger date, we agreed, effective June 2002, to forgive a $400,000 loan and to partially forgive a $259,000 loan made to Mr. Hewitt prior to the merger.
      In connection with our merger with Interstate Hotels Corporation, Mr. Richardson executed a severance agreement pursuant to which he received a lump sum payment of $1,096,875. During 2004, Mr. Richardson received additional severance during January and February 2004 of $17,307.
Property-Level Transactions with Directors or Their Related Entities
      In October 2000, we entered into a management agreement with an affiliate of CGLH Partners I LP and CGLH Partners II LP to manage the Hilton Hotel Beaumont (Texas). Messrs. Mikulich, Flannery, Weiser, Alibhai, and Khimji, each a director of the company, are affiliated with the CGLH partnerships. The net management fees earned from this hotel amounted to approximately $120,000 for the year ended December 31, 2004. We ceased managing this property on September 14, 2004.
      During 2001, we entered into a management agreement to manage the Park Central Hotel in New York, New York. The owner of this hotel engaged us to manage this property pursuant to the rights of the principal lender of this hotel to select a third-party management company. The principal lender of these hotels is affiliated with CGLH Partners I, LP and CGLH Partners II, LP. The net management fees earned from this hotel amounted to approximately $810,000 for the year ended December 31, 2004. We ceased managing this hotel on December 9, 2004.
      We hold a 25% non-controlling equity interest in and manage the Houston Astrodome/Medical Center Residence Inn by Marriott in Houston, Texas. Mr. Alibhai, one of our directors, holds a 22.46% ownership interest in the hotel. The net management fees earned from this hotel amounted to approximately $183,000 for the year ended December 31, 2004.
      We hold a 49.5% non-controlling equity interest in two limited partnerships that own seven Marriott-branded hotels and one Hampton Inn hotel in which we made a total investment of approximately $8.7 million. FelCor Lodging Trust owns the remaining 50% of the partnerships. The partnerships have borrowed an aggregate of $52.2 million of non-recourse loans from Lehman Brothers Bank, FSB, an entity related to Lehman Brothers Inc. These borrowings are secured by the partnerships’ hotels. In fiscal 2004, we received an aggregate of approximately $708,000 in management fees from these hotels.
      In March 2005 we signed management agreements to operate 22 full-service hotels owned by a joint venture of which 5.5% of the equity is owned by affiliates of three of our directors, Messrs. Khimji, Alibhai and Weiser. An affiliate of Messrs. Khimji, Weiser and Alibhai is also acting as the asset manager for each of the 22 hotels. Mr. Khimji is actively involved in the asset management of the 22 hotels. Messrs. Weiser and Alibhai are not involved in the asset management responsibilities for the 22 hotels.

PRINCIPAL STOCKHOLDERS
      The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 8, 2005, by (i) all persons known by us to own beneficially more than 5% of our common stock, (ii) each director who is a stockholder, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group.

	Shares
	Beneficially Owned

Name & Address of Beneficial Owner	Number	Percentage

Holders of 5% or more of our Common Stock:
Wellington Management Company, LLP (1)	2,076,000	6.8%
High Rise Capital Advisors, L.L.C. (2)	2,000,676	6.5%
AW Asset Management, L.L.C./Arthur Wruble (3)	1,577,610	5.1%
Lehman Brothers Holdings Inc. (4)	3,864,787	12.6%

Executive Officers and Directors:
Karim J. Alibhai (5)(12)	899,657	2.9%
Kenneth E. Barr (6)	20,060	*
H. Lee Curtis (7)	3,527	*
Leslie R. Doggett (8)	11,501	*
Joseph J. Flannery (9)(12)	3,874,788	12.6%
Thomas F. Hewitt (10)	158,259	*
Steven D. Jorns (11)	365,908	1.2%
Mahmood J. Khimji (12)	10,001	*
James B. McCurry (13)	14,501	*
Raymond C. Mikulich (9)(12)	3,874,788	12.6%
Robert J. Morse (14)	85,087	*
J. William Richardson(15)	149,913	*
John J. Russell, Jr. (12)	10,001	*
Sherwood M. Weiser (12)(16)	516,016	1.7%
Paul W. Whetsell (17)	653,645	2.1%

Executive officers and directors as a group (14 persons)	6,749,472	21.4%

*	Represents less than 1% of the class.

(1)	Beneficial ownership information is based on the Schedule 13G/A filed by Wellington Management Company, LLP (located at 75 State Street, Boston, Massachusetts 02109), filed on December 31, 2004.

(2)	Beneficial ownership information is based on the Schedule 13G/A filed by High Rise Capital Management, LP (located at 535 Madison Avenue, 26th Floor, New York, NY 10022), filed on December 31, 2004.

(3)	Beneficial ownership information is based on the Schedule 13G filed by AW Asset Management, L.L.C (located at 535 Madison Avenue, 26th Floor, New York, NY 10022), filed on December 31, 2004.

(4)	Beneficial ownership information is based on the Schedule 13D/A filed on October 7, 2004. The following entities beneficially own shares covered by this Schedule 13D/A filing: (i) LB Interstate GP, LLC; (ii) LB Interstate LP, LLC; (iii) PAMI, LLC; (iv) Property Asset Management, Inc.; (v) Lehman ALI, Inc.; (vi) Lehman Brothers Holdings Inc..; (vii) DEL-IHC, LLC; (viii) Donald E. Lefton; (ix) SMW-IHC, LLC; (x) Sherwood M. Weiser; (xi) KFP Interstate Associates, LLC; (xii) KFP Interstate, LLC; (xiii) Grosvenor, LC; (xiv) Quadrangle Trust Company (BVI) Limited, as Trustee of the Newlyn Trust; (xv) KFP Holdings, Ltd.; (xvi) Karim Alibhai; (xvii) KFP/LB IHR II, LP; (xviii) KFP/LB IHR GP, LLC; (xix) KA/LB IHR II, LP; (xx) KA/LB IHR GP, LLC; (xxi) CG Ventures/LB IHR II, LP; (xxii) CG Ventures/LB IHR GP, LLC;

(xxiii) Haider Alibhai Ukani; (xxiv) SMW/LB IHR II, LP; (xxv) SMW/LB IHR GP, LLC; (xxvi) DEL/LB IHR II, LP; (xxvii) DEL/LB IHR GP, Inc.; (xxviii) PS/LB IHR II, LP; (xxix) PS/LB IHR GP, Inc.; and (xxx) Peter Sibley.

(5)	Beneficial ownership of 889,656 shares is based on the Schedule 13D/A filed on October 7, 2004. See Note (4) above.

(6)	Includes 20,000 unvested restricted shares.

(7)	Includes 3,527 unvested restricted shares.

(8)	Beneficial ownership includes 11,501 options that have vested.

(9)	Beneficial ownership of 3,864,787 shares is based on the Schedule 13D/A filed on October 7, 2004. See Note (4) above.

(10)	Beneficial ownership of 158,259 shares is based on the Form 4 filed by Mr. Hewitt on September 30, 2003.

(11)	Beneficial ownership of 307,908 shares is based on the Form 4 filed by Mr. Jorns on January 28, 2005, which includes 38,317 unvested restricted shares. Also included are 58,000 options that have vested.

(12)	Beneficial ownership includes 10,001 options that have vested.

(13)	Beneficial ownership includes 14,501 options that have vested.

(14)	Beneficial ownership information is based on the Form 4 filed by Robert Morse on January 5, 2005. Also included are 80,000 vested options.

(15)	Includes 83,333 unvested restricted shares and 33,333 options that have vested.

(16)	Beneficial ownership of 506,015 shares is based on the Schedule 13D/A filed on October 7, 2004. See Note (4) above.

(17)	Beneficial ownership information is based on the Form 4 filed by Mr. Whetsell on April 5, 2005. Also included are 275,000 options that have vested.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of the issued and outstanding shares of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us copies of all Section 16(a) forms they file.
      Based on a review of the copies of the forms furnished to us or representations by reporting persons, all of the filing requirements applicable to our officers, directors and greater than 10% stockholders were met for fiscal year 2004 except for Form 4s filed by LB Interstate GP, LLC on September 29, 2004; and Form 4s filed by Mr. Jorns on February 17, and July 19, 2004.

MISCELLANEOUS
Annual Report
      Our Annual Report, including financial statements for the fiscal year ended December 31, 2004, is being forwarded to each stockholder with this Proxy Statement.
Stockholder Proposals for Next Annual Meeting
      If any of our stockholders intends to present a proposal for consideration at our next Annual Meeting of Stockholders and wishes to have such proposal in the Proxy Statement distributed by our board of directors with respect to such meeting, such proposal must be received at our principal executive offices located at 4501 N. Fairfax Drive, Arlington, Virginia 22203, Attention: Christopher L. Bennett, Secretary, not later than the 120th day prior to the first anniversary of the date of this year’s proxy statement. Accordingly, a stockholder nomination or proposal intended to be considered at the 2006 Annual Meeting must be received by the Secretary prior to the close of business on December 31, 2005. In addition, any stockholder intending to present a proposal for consideration at the next Annual Meeting of Stockholders must also comply with certain provisions of our certificate of incorporation and bylaws.
Other Matters
      Our board of directors does not know of any business to be presented for consideration at the Annual Meeting or any adjournment thereof other than as stated in the Notice of Annual Meeting of Stockholders. The affirmative vote of the holders of a majority of the shares of our common stock represented at the Annual Meeting or any adjournment thereof and actually voted would be required with respect to any such other matter that is properly presented and brought to a stockholder vote.

Christopher L. Bennett
Secretary
April 25, 2005
      COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY’S FISCAL YEAR ENDED DECEMBER 31, 2004, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND AS AMENDED TO DATE, WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO CHRISTOPHER L. BENNETT, SECRETARY, INTERSTATE HOTELS & RESORTS, INC., 4501 N. FAIRFAX DRIVE, ARLINGTON, VIRGINIA 22203.

INTERSTATE HOTELS & RESORTS, INC.
4501 NORTH FAIRFAX DRIVE
SUITE 800
ARLINGTON, VA 22203

IMPORTANT NOTICE REGARDING DELIVERY
OF SECURITY HOLDER DOCUMENTS (HH)
AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Interstate Hotels & Resorts, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE -1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Interstate Hotels & Resorts, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	INTHT1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INTERSTATE HOTELS & RESORTS, INC.

The Board of Directors recommends votes “FOR ALL NOMINEES” and “FOR” the ratification of the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2005, all as more fully set forth in the accompanying Proxy Statement.

Vote on Directors
1	Re-election as directors of the Company (01) Paul W. Whetsell and (02) Thomas F. Hewitt to serve three-year terms expiring at the Annual Meeting in 2008 and until their successors are duly elected and qualified.

		For	Against	Abstain
Vote on Proposal
2	Ratification of the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2005.	☐	☐	☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation or other entity, please sign in full entity name by a duly authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated                     ☐

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

☐	☐	☐	____________________________

Signature [PLEASE SIGN WITHIN BOX]	Date	P16254	Signature (Joint Owners)	Date

PROXY

INTERSTATE HOTELS & RESORTS, INC.

4501 N. FAIRFAX DRIVE
ARLINGTON, VIRGINIA 22203

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of Interstate Hotels & Resorts, Inc., a Delaware corporation (the “Company”), hereby appoints Thomas F. Hewitt and Christopher L. Bennett, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate offices, 4501 N. Fairfax Drive, Arlington, Virginia 22203, on June 1, 2005, at 9:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers as if physically present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

     The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast for each of the proposals as described in the Proxy Statement and in the discretion of the Proxyholder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors has no reason to believe that any nominee will be unable to serve if re-elected. In the event any nominee is unable to serve or for good cause will not serve, the proxies may vote for the election of a substitute nominee designated by the Boiard of Directors.

     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY. YOU MAY USE THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Address Changes/Comments: ______________________________________________________________________

___________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
SEE REVERSE		SEE REVERSE
SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SIDE